Exhibit 5.1

Our ref: GFW/673333.11

Hudson Capital Inc.

Wickham’s Cay II

PO Box 2221

Road Town

Tortola

British Virgin Islands

23 June 2020

Dear Sirs

Hudson Capital Inc.

We have acted as counsel as to British Virgin Islands law to Hudson Capital Inc. (the “Company”) in connection with the Company’s registration statement on Form F-3 (file number 333-233408) (the “Registration Statement”) under the Securities Act of 1933, as amended, filed with the U.S. Securities and Exchange Commission and declared effective on August 22, 2019 relating to the offering of ordinary shares of the Company of no par value (the “Ordinary Shares”) having an aggregate offering price not to exceed $50,000,000 and the prospectus supplement (the “Prospectus Supplement”) to be filed with the U.S. Securities and Exchange Commission on or about the date of this opinion.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1

The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on 23 June 2020, including the Company’s Certificate of Incorporation and its Memorandum and Articles of Association (the “Memorandum and Articles”).

1.2

A written confirmation from the Registrar of the Supreme Court in respect of the records of proceedings available from a search of the electronic records maintained on the Judicial Enforcement Management System from 1 January 2000 at the British Virgin Islands High Court Registry (the “High Court Registry”) received on 23 June 2020 (the “Confirmation”).

1.3	The written resolutions of the board of directors of the Company dated 19 June 2020 (the “Resolutions”).

1.4	A Certificate of Incumbency dated 23 June 2020, issued by Start Incorp Services Limited, the Company’s registered agent, (a copy of which is attached as Annexure A) (the “Registered Agent’s Certificate”).

1.5	The register of members of the Company (the “Register of Members”).

1.6	A Certificate of Good Standing dated 23 June 2020 in respect of the Company issued by the Registrar of Corporate Affairs in the British Virgin Islands (the “Certificate of Good Standing”).

1.7	The form of Securities Purchase Agreement to be executed by the Company and certain investors (the “Securities Purchase Agreement”).

1.8	The Registration Statement.

1.9	The Prospectus Supplement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy of the Registered Agent’s Certificate, the Certificate of Good Standing and the Resolutions. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Memorandum and Articles remain in full force and effect and are unamended.

2.2	The directors of the Company at the date of the Resolutions were the persons named therein respectively as the directors.

2.3	Each director disclosed his interest (if any), in the manner prescribed in the Memorandum and Articles prior to passing any of the Resolutions adopted by the board of directors of the Company or the compensation committee of the Board of directors of the Company.

2.4	The members of the Company have not restricted or limited the powers of the directors of the Company in any way.

2.5	The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands and on which the Registered Agent’s Certificate were prepared are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Members and directors (or any committee thereof) (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings, or passed by written resolution or consent, as the case may be.

2.6	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.7	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.8	All signatures, initials and seals are genuine.

2.9	The Resolutions remain in full force and effect and have not been revoked or varied.

2.10	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.11	That the Confirmation is true and complete and that the Confirmation did not fail to disclose any information which had been delivered for registration at the High Court Registry.

2.12	The Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors and/or members of the Company taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

2.13	The completeness and accuracy of the Register of Members.

2.14	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. We have not made any investigation of the laws, rules or regulations of any jurisdiction other than the laws of the British Virgin Islands.

2.15	The Ordinary Shares issued pursuant to the Securities Purchase Agreement will, when issued, be issued out of the authorised but unissued Ordinary Shares of the Company.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (as amended) (the “Act”), is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the British Virgin Islands and possesses the capacity to sue and be sued in its own name.

3.2	Based solely on our review of the Memorandum and Articles, the Company is currently authorised to issue an unlimited number of shares of a single class with a par value of US$0.001 each.

3.3	Upon the issuance of any Ordinary Shares and payment of the consideration in accordance with the Securities Purchase Agreement, such Ordinary Shares will be validly issued, fully paid and non-assessable.

3.4	The Ordinary Shares will be deemed to be issued when the name of the registered holder(s) is entered in the register of members of the Company as the registered holder(s) of the Ordinary Shares.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references made to our firm in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the rules and regulations promulgated thereunder.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands and/or restrictive measures adopted by the European Union Council for Common Foreign and Security Policy extended to the British Virgin Islands by the Order of Her Majesty in Council.

4.3	Under section 42 of the Act, the entry of the name of a person in the register of members of a company as a holder of a share in a company is prima facie evidence that legal title in the share vests in that person. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of inaccuracy or omission).

4.4	In this opinion, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters or documents not referred to herein or any circumstance, fact or event that occurs after the date of this legal opinion that may alter, affect or modify the opinions expressed herein.

This opinion letter is addressed to and for the benefit solely of the addressee.

Yours faithfully

Maples and Calder

Appendix A

Registered Agent Certificate